Exhibit 99.1

Competing Consortium Withdraws Restructuring Proposal for CEDC; CEDC Reaffirms Support for RTL Restructuring Proposal

WARSAW, POLAND – March 28, 2013 – Central European Distribution Corporation (NASDAQ: CEDC) announced today that it received notice from A1 Investment Company, the SPI Group and Mark Kaufman (the “Consortium”) that they are withdrawing their restructuring proposal for CEDC.

The Consortium proposal had been announced as an alternative to a restructuring proposal agreed between CEDC and Roust Trading Ltd. (“RTL”), a significant CEDC debt and equity holder and strategic partner.

CEDC notes the withdrawal of the Consortium proposal and confirms that it has not received any further alternative proposals from third parties. CEDC reaffirms its support of the RTL proposal.

The RTL proposal contemplates the exchange offer, consent solicitation and solicitation of votes for a pre-packaged plan of reorganization (the “Restructuring Transactions”) currently being conducted by CEDC.

The Restructuring Transactions currently have the support of a committee of holders of CEDC’s outstanding Senior Convertible Notes due 2013 (the “2013 Notes”), who have announced that they, together with RTL, collectively hold approximately 73% of the outstanding principal amount of the 2013 Notes.

The Restructuring Transactions also have the full support of a committee of holders of Senior Secured Notes due 2016 issued by a CEDC finance subsidiary (the “2016 Notes”). The advisors to the 2016 Steering Committee have previously informed CEDC that, in the 2016 Steering Committee’s view, the Restructuring Transactions supported by the members of the 2016 Steering Committee are also supported by other beneficial holders of the 2016 Notes that, together with the members of the 2016 Steering Committee, hold in excess of 50% of the principal amount of outstanding 2016 Notes.

The terms of the Restructuring Transactions are described in the Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement, dated March 8, 2013 (the “Offering Memorandum”), filed as an exhibit to a tender offer statement on Schedule TO-I/A on March 8, 2013, as amended and supplemented by Supplement No. 1 to the Offering Memorandum, dated March 18, 2013 (the “Supplement”), filed as an exhibit to the Form 8-K filed on March 19, 2013.

The consent deadline and voting deadline with respect to both the 2013 Notes and the 2016 Notes in the Restructuring Transactions is April 4, 2013. Each holder of 2016 Notes who delivers Consents (as defined in the Offering Memorandum) with respect to its 2016 Notes by 5:00 p.m. on April 3, 2013, and does not validly withdraw such Consents, will receive the Consent Fee (as defined in the Offering Memorandum), assuming all of the conditions to the payment of the Consent Fee are met.

CEDC continues to believe that a successful restructuring will improve its financial strength and flexibility and enable it to focus on maximizing the value of its strong brands and market position. The restructuring is expected to have no effect on CEDC’s operations in Poland, Russia, Hungary or Ukraine, all of which will continue doing business as usual. Obligations to all employees, vendors, and providers of credit support lines in Poland, Russia, Hungary and Ukraine will be honored in the ordinary course of business without interruption. CEDC believes that its subsidiaries in Poland, Russia, Hungary and Ukraine have sufficient cash and resources on hand to meet all such obligations.

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None of CEDC, CEDC Finance Corporation International, Inc., or the information and exchange agent makes any recommendation as to whether holders should tender their notes pursuant to the Restructuring Transaction. Each holder must make its own decision as to whether to tender its notes and, if so, the principal amount of the notes to be tendered.

This press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell the notes or any other securities of CEDC.

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Media contact:

Sitrick And Company

Thomas Mulligan

thomas_mulligan@sitrick.com

+1 212 573 6100

Central European Distribution Corporation

Anna Zaluska

Corporate PR Manager

+48 22 456 6061